As filed with the Securities and Exchange Commission on June 19, 2003

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alliance Bankshares Corporation
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization) 14280 Park Meadow Drive Suite 350 Chantilly, Virginia (Address of principal executive offices)	46-0488111 (I.R.S. Employer Identification No.) 20151 (Zip Code)

Alliance Bankshares Corporation Stock Option Plan
(Full title of the plan)

Paul M. Harbolick, Jr.
Alliance Bankshares Corporation
Executive Vice President and Chief Financial Officer
14280 Park Meadow Drive, Suite 350
Chantilly, Virginia 20151
(703) 814-7200

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Wallace M. Starke, Esquire
Troutman Sanders LLP
1111 East Main Street
Richmond, Virginia 23219
Telephone: (804) 697-1369
Facsimile: (804) 697-1339

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered	share	offering price	registration fee

Common Stock, $4.00 par value, to be issued under Alliance Bankshares Corporation Stock Option Plan	539,150 shares[1]	$16.60[2]	$8,949,890	$724.05

1 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

2 Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of Alliance Bankshares Corporation Common Stock on June 16, 2003 as reported on the Nasdaq SmallCap Market System.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

•	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

     Alliance Bankshares Corporation (the “Company” or the “Registrant”) hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed on April 10, 2003;

(b)	The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003, as filed on May 15, 2003;

(c)	The description of the Company’s capital stock contained in the Company’s registration statement on Form 10-SB filed on October 12, 2001, with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) by Alliance Bank Corporation (the “Bank”), the predecessor of the Company, as it may be amended by any amendment or report filed subsequent to this registration statement for the purpose of updating such description. The Form 10-SB and other information filed by the Bank with the Federal Reserve may be inspected and copied at the public reference facilities maintained by the Federal Reserve in Washington, D.C. at the Freedom of Information Office, 1st Floor of the Martin Building, 20th & C Streets, and in Richmond, Virginia at the Research Library of the Federal Reserve Bank of Richmond, 701 East Byrd Street.

The description of the Company’s capital stock contained in the Form 8-K 12g-3 filed on August 21, 2002 and in the Company’s Articles of Incorporation (the “Articles”) and the Company’s Bylaws filed as Exhibits 3.1 and 3.2, respectively, to the
Form 8-K 12g-3.

     All documents filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.    Description of Securities.

    Not applicable.

Item 5.    Interests of Named Experts and Counsel.

    Not applicable.

Item 6.    Indemnification of Directors and Officers.

     As permitted by Virginia law, the Company’s Articles limit or eliminate the liability of directors or officers to the Company or its shareholders for monetary damages. To the fullest extent permitted under Virginia corporate law, as now or hereafter in effect, the Company’s Articles indemnify each director or officer of the Company against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him or her in connection therewith, except in relation to matters resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law in the performance of his or her duty as such director or officer. In addition, the Board of Directors of the Company is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

     The Articles also permit the Board of Directors, by majority vote of a quorum of disinterested directors, to cause the Company to indemnify employees, agents or consultants of the Company to the same extent as is mandated for directors and officers.

     Every reference in the Articles to director, officer, employee, agent or consultant includes (i) every director, officer, employee, agent, or consultant of the Company or any company the majority of the voting stock of which is owned directly or indirectly by the Company, (ii) every former director, officer, employee, agent, or consultant of the Company, (iii) every person who may have served at the request of or on behalf of the Company as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his or her executors and administrators.

     In the event there is a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification is to be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each must select a nominee, and the nominees must select such special legal counsel.

     The Company maintains a directors and officers liability insurance policy with BancInsure, Inc. (the insurer), which provides coverage for the Company and for directors and officers of the Company against certain damages and expenses relating to claims against them for negligent acts, errors or omissions, or breaches of duty in their capacity as directors or officers of the Company. The policy is a three year policy expiring in 2005. The policy is a “claims made” policy with a limit of liability of $5,000,000 for each policy period.

     The insurer is not liable to make any payment for loss in connection with any claim made against a director or officer involving a number of circumstances, including, but not limited to: (a) profits made in violation of Section 16(b) of the 1934 Act; (b) any judgment or final adjudication for fraudulent, dishonest or criminal actions of a director or officer; (c) defamation, libel, slander, wrongful entry, eviction, false arrest, false imprisonment, malicious prosecution, assault or battery; (d) any claim that is insured by another valid policy; (e) certain environment claims; (f) any claim for bodily injury or property damage; and (g) any action or proceeding brought by or on behalf of any federal or state regulatory or supervisory agency or deposit insurance organization.

Item 7.    Exemption from Registration Claimed.

    Not applicable.

Item 8.    Exhibits.

    An Exhibit Index appears at page 7 hereof.

Item 9.    Undertakings.

     (a)  Rule 415 Offering. The undersigned Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Commission under the 1934 Act.

(2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chantilly, State of Virginia, on June 19, 2003.

Alliance Bankshares Corporation (Registrant)

By:	/s/ Paul M. Harbolick, Jr. Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY
AND
SIGNATURES

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas A. Young, Jr. and Paul M. Harbolick, Jr., and each of them, as his or her attorney-in-fact for him or her and in his or her name and on his or her behalf as a director and/or officer of Alliance Bankshares Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorney-in-fact may deem appropriate or necessary and to cause the same to be filed with the Securities and Exchange Commission.

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities indicated below on this 19th day of June, 2003.

Signature	Title

/s/ Thomas P. Danaher	Director and Chairman of the Board

/s/ William M. Drohan	Director

Lawrence N. Grant	Director

/s/ Paul M. Harbolick, Jr.	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Harvey E. Johnson, Jr.	Director

/s/ Serina Moy	Director

/s/ George S. Webb	Director

/s/ Robert G. Weyers	Director

/s/ Thomas A. Young, Jr.	Director, President and Chief Executive Officer (principal executive officer)

EXHIBIT INDEX

Exhibit Number

4.1	Articles of Incorporation of Alliance Bankshares Corporation, incorporated herein by reference to Exhibit 3.1 to Form 8-K 12g-3 filed August 21, 2002.

4.2	Bylaws of Alliance Bankshares Corporation, incorporated herein by reference to Exhibit 3.2 to Form 8-K 12g-3 filed August 21, 2002.

5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock under the Plan, filed herewith.

23.1	Consent of Troutman Sanders LLP, contained in the opinion filed as Exhibit 5 hereto.

23.2	Consent of Yount, Hyde & Barbour, P.C., independent public accountants, filed herewith.

24	Powers of Attorney of directors of Alliance Bankshares Corporation, on page 6 herein.

99	Alliance Bankshares Corporation Stock Option Plan, filed herewith.